                                                                     EXHIBIT 2.1
                          PURCHASE AND SALE AGREEMENT


     THIS PURCHASE AND SALE AGREEMENT (the "AGREEMENT") is made and entered into as of March 26, 1996, by and between CONOCO INC., a Delaware corporation, with offices at 600 N. Dairy Ashford, Houston, Texas 77079 ("CONOCO"), and ENOGEX PRODUCTS CORPORATION, an Oklahoma corporation, with offices at 600 Central Park Two, 515 Central Park Drive, Oklahoma City, Oklahoma 73105 ("ENOGEX"), (Conoco and Enogex are also sometimes referred to herein individually as "BUYER" or collectively as "BUYERS"), and CIMARRON GAS HOLDING COMPANY, with offices at Two Warren Place, Suite 812, 6120 South Yale Avenue, Tulsa, Oklahoma 74136-4235 ("SELLER").

                                    RECITALS

     Seller desires to sell and Buyers desire to purchase all of Seller's right, title and interest in and to the Assets defined herein pursuant to the terms and conditions of this Agreement.

     As between the Buyers, Conoco wishes to purchase all of Seller's right, title and interest in and to the Texas Assets as defined herein, and Enogex wishes to purchase all of Seller's right, title and interest in and to the Oklahoma Assets as defined herein.

     Therefore, Seller agrees to sell and Conoco agrees to purchase the Texas Assets, and Seller agrees to sell and Enogex agrees to purchase the Oklahoma Assets on the terms and conditions set forth in this Agreement.


                         ARTICLE 1.  PURCHASE AND SALE

  1.1 Assets. Subject to the terms of this Agreement, Seller agrees to convey, transfer and assign to Buyers, and Buyers agree to accept, as of the Effective Date, all of Seller's right, title and interest in and to certain gas processing plants along with associated gathering systems and independent gathering systems (hereinafter collectively referred to as the "ASSETS"). The Assets include, without limitation, the following:

      1.1.1 Plants. All of Seller's right, title and interest in the gas processing plants described in Exhibit A-Texas, Schedule 1 and Exhibit A-Oklahoma, Schedule 1 to this Agreement (the "PLANTS"):

      1.1.2 Plant Facilities, Equipment and Personal Property. All of Seller's right, title and interest in the equipment, personal property, fixtures and other facilities related to the Plants, including, without limitation, those described on Exhibit A-Texas, Schedule 2 and Exhibit A-Oklahoma, Schedule 2 (the "PLANT FACILITIES");

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      1.1.3 Pipelines. All of Seller's right, title and interest in the gathering lines, pipelines and related facilities associated with the Plants and the gathering lines, pipelines and related facilities associated with independent gathering systems, including without limitation those described in Exhibit A-Texas, Schedule 3 and Exhibit A-Oklahoma, Schedule 3 (the "PIPELINES");

      1.1.4 Real Property and Rights of Way. All of Seller's real property interest in the Plants, Plant Facilities and Pipelines, including without limitation all fee property interests, surface leases and other rights to use the surface in connection with the ownership or operation of the Plants, Plant Facilities and Pipelines (collectively, the "REAL PROPERTY") as specifically described in Exhibit A-Texas, Schedule 4 and Exhibit A-Oklahoma, Schedule 4, and all of Seller's right, title and interest in easements, rights-of-way, servitudes, railroad permits or licenses and other related instruments specifically related to the Plants, Plant Facilities and the Pipelines (collectively, the "RIGHTS-OF-WAY"), including, without limitation, those described in Exhibit A-Texas, Schedule 4 and Exhibit A-Oklahoma, Schedule 4;

      1.1.5 Contracts. All of Seller's right, title and interest in the written, fully executed contracts and agreements related to Seller's ownership interest in the Plants, Plant Facilities and Pipelines including without limitation partnership agreements, joint venture agreements, operating agreements and agreements for the supply, processing or transportation of natural gas or natural gas liquids at the tailgate of the Plants and the other agreements listed in Exhibit A-Texas, Schedule 5 and Exhibit A-Oklahoma,
Schedule 5 (the "CONTRACTS");

      1.1.6 Permits. All of Seller's right, title and interest in the environmental and other governmental permits, licenses, orders, franchises and other related instruments and rights related to Seller's ownership or operation of the Plants, Plant Facilities and Pipelines including, without limitation, those described in Exhibit A-Texas, Schedule 6 and Exhibit A-Oklahoma, Schedule 6 (the "PERMITS");

      1.1.7 Inventories. Subject to existing sales agreements, all of Seller's right, title and interest in the inventory of liquid hydrocarbons and products refined from the liquid hydrocarbons located in storage facilities or transportation facilities on or near the site of the Plants and Pipelines on the Effective Date that have not passed through custody transfer meters to other facilities not being transferred to Buyers under this Agreement (the "INVENTORIES"); and

      1.1.8 Records. All of Seller's right, title and interest in all files, records and other data in the actual possession of Seller related to the Plants, Plant Facilities and Pipelines including without limitation all title records, operational records, technical records, processing records, division orders (if applicable), measurement, network lease settlement reference and contract reference

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information, plant property and right-of-way files, regulatory compliance files, contract files, and copies of computer spreadsheets used for accounting and allocations, but excluding tax records, computer tapes and disks, computer programs, and any documents covered by the attorney-client communication or attorney work product privileges, and any data or information that Seller reasonably considers proprietary or confidential in nature or which is subject to third-party restrictions (the "SELLER PLANT RECORDS").

  1.2 Retained Assets. The Assets to be conveyed to Buyers do not include any items which are not described in Section 1.1, including, without limitation, the following property:

      1.2.1 Intellectual Property. Except to the extent licensed to Buyers pursuant to this Agreement, all of Seller's intellectual property used in developing or operating the Assets, including without limitation proprietary computer software, patents, trade secrets, copyrights, names, marks and logos, all of which Buyers will remove as soon as possible, but not later than 90 days, after Closing;

      1.2.2 Records. Any of Seller's corporate, financial and accounting and tax records, legal files, electronic records and computer programs, except that Seller will provide Buyers with copies of any tax records that are necessary for Buyer's ownership, administration or operation of the Assets;

      1.2.3 Confidential Information. Notwithstanding any other provision of this Agreement to the contrary, any records or data that Seller reasonably considers proprietary or confidential (including without limitation employee information), or which Seller cannot provide to Buyer because of third-party restrictions;

      1.2.4 Specific Seller Assets. The assets and items constituting or related to the Plants, Plant Facilities and Pipelines that are listed in Exhibit A-Texas, Schedule 7 and Exhibit A-Oklahoma, Schedule 7; and

      1.2.5 Office Buildings/Rented Space. All of Seller's leased office space and the contents thereof in Tulsa, Oklahoma and Houston, Texas, as well as any owned or leased office space in Schleicher County, Texas (the Eldorado office), other than that which is located on the plant site.

      1.2.6    Cash.  Subject to Section 2.2 hereof, all of Seller's cash.

      1.2.7 Accounts Receivable. All of Seller's accounts receivables relating to operations prior to the Effective Date.

      1.2.8 Tax Refunds. Any tax refunds due to Seller pertaining to any period prior to the Effective Date.

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      1.2.9    Oral Agreements.  Any oral contracts or agreements of Seller.

      1.2.10 TEPI Indemnity or Warranty. Any indemnity or warranty of Texaco Exploration and Production, Inc. ("TEPI") set forth in the Asset Purchase Agreement dated February 26, 1993 between TEPI and Seller, or otherwise, which relates to an Environmental Condition (as defined in Section 8.2.3 hereof) relating to any matters set forth in the letter to Enogex dated January 16, 1996 from Roberts/Schornick & Associates, Inc.

      1.2.11 Trident Indemnity or Warranty. Any indemnity or warranty of Trident NGL, Inc. ("Trident") set forth in the Purchase and Sale Agreement dated as of January 13, 1993 between Trident and Seller, or otherwise, which relates to an Environmental Claim (as defined in Section 8.2.3 hereof) relating to any matters set forth in the letter to Enogex dated January 16, 1996 from Roberts/Schornick & Associates, Inc.

  1.3 General Property References. General references in this Agreement to the Plant Facilities, Pipelines, Real Property, Rights-of-Way, Plant Contracts, Permits, Inventories, or Plant Records mean the Plant Facilities, Pipelines, Real Property, Rights-of-Way, Contracts, Permits, Inventories and Seller Plant Records, as the context requires.

  1.4 Texas Assets and Oklahoma Assets. The Assets are sometimes referred to in this agreement as the Texas Assets and the Oklahoma Assets. All references to the Texas Assets mean those Assets located in Texas, along with all related Contracts, Permits and Records, wherever located (the "TEXAS ASSETS"), all references to the Oklahoma Assets mean those Assets located in Oklahoma, along with all related Contracts, Permits and Records, wherever located (the "OKLAHOMA ASSETS"), it being the intent that the Texas Assets and the Oklahoma Assets together comprise all of the Assets. The Assets set forth on Exhibit A-Texas relate to the Texas Assets. The Assets set forth on Exhibit A-Oklahoma relate to the Oklahoma Assets. Seller and Enogex acknowledge that certain of the Oklahoma Assets are subject to the exercise of rights of first refusal and that should a party exercise such right and purchase the related part of the Oklahoma Assets prior to Closing, Seller and Enogex agree that those corresponding assets will be excluded from Exhibit A-Oklahoma.

  1.5 Effective Date. Upon Closing (as defined in Section 6.1), the effective date of the transfer of the Assets between Seller and Buyers will be 7:00 a.m. CDT on January 1, 1996, regardless of when the parties execute this Agreement (the "EFFECTIVE DATE").

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  1.6  Definition of "Material".  The words "material" or "materially" when used in this Agreement shall mean that the third-party cost associated with such item (including, but not limited to claims, damages, demands, causes of action, fines, penalties, or losses) or any dimunition in value of the Texas Assets or Oklahoma Assets resulting from such item is equal to or exceeds twenty-five thousand dollars ($25,000) for each such item. This definition shall not apply to Material Contracts and Material Rights-of-Way which shall have the respective definitions set forth in Section 3.2.1.


                     ARTICLE 2.  CONSIDERATION AND PAYMENT

  2.1 Consideration. At Closing, Buyers will pay Seller Twenty-Three Million Six Hundred Thousand Dollars ($23,600,000) in cash, of which Conoco will pay $16,100,000 for the Texas Assets and Enogex will pay $7,500,000 for the Oklahoma Assets, each amount being subject to adjustment as provided in Section 2.2 of this Agreement (collectively the "CASH CONSIDERATION"). Conoco will pay an additional Two-Hundred-Fifty Thousand Dollars ($250,000) in cash as additional Cash Consideration to Seller on or before 5:00 p.m. CDT on May 6, 1996, if gas deliveries have commenced pursuant to that certain Letter Agreement dated March 4, 1996 (the "Letter Agreement"), between Louis Dreyfus Natural Gas Corp. and Stellar Energy Corporation; provided, however, that such additional Cash Consideration due shall be prorated to the extent that the average daily gas volume under the Letter Agreement for the period April 1, 1996 - April 30, 1996 is less than 1,500 MMBtu per day. Conoco covenants to use its best efforts to ensure the movement of maximum daily gas volume under the Letter Agreement.

  2.2 Adjustments to the Cash Consideration at Closing. Adjustments to the Cash Consideration shall be made as between the Seller and the Buyer (Conoco or Enogex, as the case may be) only as to events that affect the Assets being conveyed to the relevant Buyer, as follows:

      2.2.1 Preliminary Settlement Statement. The Cash Consideration payable to Seller at Closing will be subject to the adjustments set forth in Sections 2.2.2 and 2.2.3. No later than five (5) business days prior to Closing, the Seller will prepare and provide to Buyers a preliminary settlement statement showing all adjustments to the Cash Consideration to be made at Closing pursuant to this
Section 2.2. Seller and Buyers acknowledge that some items in the preliminary settlement statements may be estimates or otherwise subject to change. Prior to Closing, Buyers may provide Seller with written exceptions to any of the items in the preliminary settlement statement that Buyers believe in good faith to be questionable. Any such disputed items will not be an adjustment to the Cash Consideration at Closing, but instead will be treated and resolved as disputed items, under Section 2.3.3.

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      2.2.2  Upward Adjustments.  The Cash Consideration will be increased by:

            (i) The value of the Inventories on the Effective Date, such value to be the average of the high and low OPIS price (non-TET, where applicable) at Mont Belvieu, Texas for the applicable product, reported for January 1, 1996, less five and one-half cents ($0.055) per gallon;

            (ii) The amount of all costs and expenses paid by Seller on or prior to the Closing Date in connection with operation of the Plants, Plant Facilities and Pipelines that are attributable to the period on and after the Effective Date, including without limitation expenses paid under the Contracts and/or gas gathering, gas processing or gas transportation fees paid by Seller;

            (iii) Any proceeds from the sale of Seller's share of residue gas, liquid hydrocarbons or plant products from the Plants that are received by Buyers and attributable to the period prior to the Effective Date.

      2.2.3 Downward Adjustments. The Cash Consideration will be decreased by (i) any proceeds from the sale of Buyer's interest in residue gas, liquid hydrocarbons or plant products from the Assets that are received by Seller and attributable to the period on and after the Effective Date, (ii) gas gathering, gas processing or gas transportation fees received by Seller, and (iii) any adjustments required by Section 5.3.2 hereof. In addition, in the event that a party should exercise its right of first refusal with respect to any of the Oklahoma Assets prior to Closing, the Cash Consideration to be paid by Enogex shall be decreased for the corresponding amount of such purchase price.

 2.3 Adjustments to the Cash Consideration After Closing.

      2.3.1 Final Settlement Statement. Within 60 days after Closing, Seller, with respect to the Assets it has transferred under this Agreement to each Buyer, will provide each Buyer with a final settlement statement containing a final reconciliation of the adjustments to the Cash Consideration set forth in
Section 2.2 for the Assets conveyed to the respective Buyers. (However, failure of Seller to complete the final settlement statement within 60 days after Closing will not constitute a waiver of any right to an adjustment otherwise due.) Each Buyer will have 30 days after receiving the final settlement statement to provide Seller with any written exceptions to any items in the final settlement statement that Buyer believes in good faith to be questionable. Any such disputed items will be resolved as provided in Section 2.3.3. All items in the final settlement statement to which Buyer does not except in writing within the 30-day review period will be deemed correct.

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      2.3.2 Payment of Undisputed Adjustments. Seller and Buyers will pay each other the undisputed adjustments to the Cash Consideration contained in each final settlement statement within 10 days after the expiration of Buyer's 30-day review period for the final settlement statement. Seller and Buyers by agreement may offset any amounts they owe each other pursuant to the final settlement statements, so that only one payment from each Buyer with respect to all of the Assets conveyed to that Buyer is required.

      2.3.3 Resolution of Disputed Adjustments. If Seller and either Buyer are unable, within 10 business days after the expiration of such Buyer's initial 30-day review period for each final settlement statement, to resolve any disputed items pertaining to that final settlement statement, the Seller and the affected Buyer agree to promptly, and in no event later than 10 business days after such 10 business day period, and jointly retain an independent accounting firm to evaluate the items in dispute as between such parties and render an opinion on their validity, with each such affected party paying one-half of the charges of the independent accounting firm. The determination of the accounting firm will be final and binding on the parties. Upon determination of such item by the independent accounting firm, the owing party shall pay the full amount determined by the independent accounting firm to be due within 10 business days after receiving written notice of the independent accounting firm's decision.

      2.3.4 Further Revenues and Expenses. After the completion of the post-Closing adjustments under this Section 2.3, (i) if any party receives revenues that belong to another party under this Agreement, the party receiving the revenues agrees to promptly remit those revenues to the other party, or (ii) if any party pays expenses that are the responsibility of another party under this Agreement, the party on whose behalf the expenses were paid agrees to promptly reimburse the other party for the expenses paid on its behalf upon receiving satisfactory evidence of such payment. However, no party will be obligated to reimburse another party for any expense in excess of $5,000 unless it has been consulted about that expense prior to payment.

  2.4 Payment Method. Unless the parties otherwise agree in writing, all payments under this Agreement will be by wire transfer in immediately available funds to an account designated by the party receiving payment.

      2.4.1 Seller Account Information. Prior to Closing, Seller will designate an account for receipt of wire transfers to Seller under this Agreement.

      2.4.2 Buyers Account Information. Prior to Closing, Conoco and Enogex will designate accounts for receipt of all wire transfers to Conoco and Enogex under this Agreement.

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                          ARTICLE 3.  REPRESENTATIONS

  3.1 Reciprocal Representations. By their execution of this Agreement, Seller and each Buyer (as to the Assets to be conveyed to each such Buyer) make the following representations as to themselves as an executing party. These representations are deemed to be made as of the Closing Date.

      3.1.1 Requisite Authority. Conoco is a corporation duly organized and in good standing under the laws of Delaware, is duly qualified to carry on its business in the state of Texas, and has all the requisite power and authority to enter into and perform this Agreement. Enogex is a corporation duly organized and in good standing under the laws of the State of Oklahoma, is duly qualified to carry on its business in the State of Oklahoma, and has all the requisite power and authority to enter into and perform this Agreement. Seller is a corporation duly organized and in good standing under the laws of Delaware, is duly qualified to carry on its business in the States of Texas and Oklahoma, and has all the requisite power and authority to enter into and perform this Agreement.

      3.1.2 Requisite Approvals. The executing party has taken all necessary or appropriate actions to authorize (i) the execution and delivery of this Agreement and the other transaction documents referenced in this Agreement; (ii) the performance of its obligations under this Agreement and the other transaction documents; and (iii) the consummation of this transaction.

      3.1.3 Validity of Obligation. This Agreement and the other transaction documents referenced in this Agreement (i) have been duly executed and delivered by the executing party, (ii) constitute the legal, valid and binding obligations of the executing party; and (iii) are enforceable against the executing party in accordance with their respective terms.

      3.1.4 No Conflicts or Impediments. The consummation of the transactions contemplated by this Agreement (i) does not require the approval, authorization, consent or other action by, or filing with, any governmental authority, administrative agency, court or other party; (ii) will not breach, violate or conflict with any material agreement or instrument to which either the executing party or the Assets being transferred by the executing party is subject, including without limitation covenants imposed on the executing party by any bank or other financial institution, lender or debtholder; and (iii) does not violate any judgment, decree, law, rule or regulation of any governmental authority or administrative agency, in the case of each clause (i), (ii) and
(iii), in a manner that would adversely affect the transactions.

      3.1.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings

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pending, being contemplated by, or to its actual knowledge, threatened against
it.

      3.1.6 Broker's Fees. The executing party has not incurred any obligation for brokers, finders or similar fees for which the other executing party or parties would be liable.

      3.1.7 Tax Partnerships. The Assets to be transferred pursuant to this Agreement are not subject to any Tax Partnership Agreement or provisions requiring a Partnership Income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended, or any similar state statute.

  3.2 Seller's Representations. By its execution of this Agreement, Seller makes the following representations to each Buyer as to the Assets purchased by each Buyer. These representations are deemed to be made as of the Closing Date.

      3.2.1 Preferential Rights and Consents. There are no prior or preferential rights to purchase, rights of first refusal, or other similar rights vested in any other party to purchase or otherwise acquire the Assets which apply to the transactions contemplated by this Agreement or which will not otherwise have been either waived or terminated prior to the Closing Date. The Rights of Way listed on Schedule 4 of Exhibit A-Texas and Exhibit A-Oklahoma which are marked with an asterisk shall be referred to herein as the "Material Rights of Way", and the Rights of Way listed on Schedule 4 of Exhibit A-Texas and Exhibit A-Oklahoma which are not so marked shall be referred to herein as the "Immaterial Rights of Way." The Contracts listed on Schedule 5 of Exhibit A-Texas and Exhibit A-Oklahoma which are marked with an asterisk shall be referred to herein as the "Material Contracts" and the Contracts listed on Schedule 5 of Exhibit A-Texas and Exhibit A-Oklahoma which are not so marked shall be referred to herein as the "Immaterial Contracts." Seller shall secure prior to the Closing Date all third party consents or waivers which may be necessary to effect the proper assignment of Seller's interest in the Material Contracts and the Material Rights of Way to Buyers in accordance with their respective terms and to obtain waivers of all preferential rights to purchase, rights of first refusal or other similar rights vested in any other party to purchase or otherwise acquire the Assets; provided, however, that the proper assignment of the Immaterial Contracts and the Immaterial Rights of Way shall not be a condition to the Closing, and to the extent such assignments of Immaterial Contracts and Immaterial Rights of Way are not secured prior to the Closing Date, such assignments may be secured after the Closing Date. Seller shall use good faith (as defined in the Uniform Commercial Code) efforts to effect the proper assignment of the Immaterial Contracts and the Immaterial Rights of Way. Buyers agree to cooperate with Seller in attempting to secure all of such consents or waivers before and after the

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Closing Date.  Seller's failure, after making reasonable commercial efforts to obtain consents or waivers for the Material Contracts, the Immaterial Contracts, the Material Rights of Way and the Immaterial Rights of Way, shall not be deemed a breach of this Agreement.

      3.2.2 Mortgages and Other Instruments. The transfer of the Assets does not violate any covenants or restrictions imposed on Seller by any bank or other financial institution in connection with a mortgage or other instrument, and will not result in the creation or imposition of a lien on any portion of the Assets .

      3.2.3 Compliance with Law and Agreements. Except as set forth on Schedule
3.2.3 or as disclosed to Buyers in writing at least 10 business days prior to Closing, to the best of Seller's knowledge, (i) Seller is in material compliance with all applicable laws, rules, and regulations of federal, state and local authorities in connection with Seller's ownership and operation of the Assets; and (ii) Seller is in material compliance with all of its obligations under the Contracts, Permits, Right-of-Way agreements and any other permits, contracts and agreements relating to the Assets.

      3.2.4 Litigation and Claims. To the best of Seller's knowledge, there are no actions, suits or other proceedings pending before any court or governmental agency in which Seller is a party or which would have a material adverse effect on the Assets or any other material claims that (i) would result in loss of title to the Assets as warranted under this Agreement, (ii) would affect the value of the Assets, or (iii) would subject Buyers to any legal or monetary liability, except for those listed in Schedule 3.2.4 to this Agreement.

      3.2.5 Imbalances. Except as disclosed on Schedule 3.2.5, Seller represents that, at the Effective Date, there was not any imbalance with respect to operations relating to the Assets, including imbalances pursuant to any contracts relating to the sale or transportation of natural gas or natural gas liquids attributable to those Assets.

      3.2.6 Underground Storage Tanks. There are no underground storage tanks as defined in the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq., owned or operated by Seller and located on the real property within the Assets, which are not in compliance with applicable laws.

      3.2.7 FIRPTA. Seller is not a "FOREIGN PERSON" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and will deliver to each of the Buyers a Non-Foreign Affidavit in the form of Exhibit C.

  3.3 Buyers' Representations. By execution of this Agreement, each Buyer (as to the Assets to be conveyed to each such Buyer) makes the following representations as to themselves

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as an executing party.  These representations are deemed to be made as of the
Closing Date:

      3.3.1 Licensing. Each Buyer acknowledges that such Buyer has met all of the material requirements under applicable local, state and federal law to accept assignment of the Assets, and is not otherwise prevented from having the Assets transferred to such Buyer, and is properly authorized to operate said Assets and to do business in the state where the Assets are located. These requirements include, but are not limited to, acquisition of bonds, letters of credit or other evidence of financial security or any other requirements of all appropriate regulatory agencies.

     3.3.2 Non-Affiliate Status. Each Buyer is not an affiliate of the other Buyer.

  3.4 Notice of Changes. Seller and each of the Buyers agree to give to the relevant Buyer or Seller, as appropriate, prompt written notice of any matter materially affecting any of their representations under this Article 3.

                ARTICLE 4.  WARRANTIES AND WARRANTY DISCLAIMERS

  4.1  Special Title Warranty.   Seller hereby gives Buyers a special warranty
of title with respect to the Assets, warranting Seller's title by, through or under Seller, but not otherwise. SELLER MAKES NO OTHER WARRANTY OR REPRESENTATION, WHETHER EXPRESS, STATUTORY, IMPLIED, COMMON LAW OR OTHERWISE WITH RESPECT TO SELLER'S TITLE TO THE ASSETS.

  4.2 Encumbrances. Seller represents and warrants that it owns and is assigning, conveying and transferring full legal and beneficial ownership of Seller's interest in the Assets, free and clear of all assessments, charges, liens, claims, pledges, mortgages, security interests and other encumbrances caused by Seller, other than Permitted Liens. For purposes of this Agreement, "PERMITTED LIENS" means the following:

          (i) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and existing on the Real Property which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Real Property subject thereto or materially interfere with the ordinary conduct of business;

          (ii) leases of Assets being conveyed to Buyers which were entered into in the ordinary course of business; or

          (iii) liens imposed but not perfected by operating agreements to which Seller is a party.

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  4.3  Condition and Fitness of Assets.   Except as provided in Sections 4.1 and
4.2 of this Agreement, SELLER CONVEYS THE ASSETS WITHOUT ANY EXPRESS, STATUTORY, IMPLIED, COMMON LAW OR OTHER WARRANTY OR REPRESENTATION OF ANY KIND, INCLUDING WARRANTIES RELATING TO (i) THE CONDITION OR MERCHANTABILITY OF THE ASSETS, OR
(ii) THE FITNESS OF THE ASSETS FOR A PARTICULAR PURPOSE. BUYERS ACCEPT THE ASSETS AS IS, WHERE IS, AND WITH ALL FAULTS.

  4.4 Subrogation of Warranties. Seller will give and grant to each Buyer, its successors and assigns, as to the Assets received by each, full power and right of substitution and subrogation in and to all covenants and warranties (including warranties of title) by preceding owners, vendors, or others, given or made with respect to the Assets or any part thereof prior to the Effective Date of this Agreement, to the extent such covenants and warranties are provided for in the Contracts and such Contracts have been properly assigned to such Buyer. Each Buyer will promptly reimburse Seller for any reasonably incurred third party costs or expenses (including, without limitation, attorneys' fees) of Seller in the event that such Buyer requests Seller to enforce such substitution or subrogation on behalf of such Buyer.

  4.5 Representations and Warranties Exclusive. All representations and warranties contained in this Agreement (including without limitation those in Articles 3 and 4 of this Agreement) are exclusive, and are given in lieu of all other representations and warranties, express or implied.

  4.6 WAIVER OF DTPA ACTS. EACH BUYER HEREBY IRREVOCABLY WAIVES ANY RIGHTS AND REMEDIES UNDER THE DECEPTIVE TRADE PRACTICE ACT OF OKLAHOMA AND THE DECEPTIVE TRADE PRACTICES ACT OF TEXAS.

  4.7 Other Restrictions. It is understood by the parties that the Seller's interest in the Assets to be transferred to Buyers is, in the cases of certain Assets, a fractional undivided interest, that Seller is not operator of all of the plants and gathering systems to which the Assets relate, and that the acquisition of certain of such interests is expressly subject to certain rights of first refusal agreements that permit third parties in certain cases to exercise an option to purchase certain of the Assets on the same terms as offered to Buyers.

                   ARTICLE 5.  DUE DILIGENCE PRIOR TO CLOSING

  5.1 Records Review. To allow Buyers to confirm Seller's title and conduct other due diligence with respect to the Assets, Seller shall give Buyers, and Buyers' authorized representatives, at mutually agreeable times before Closing, access to all contract, land and lease, and operational records, to the extent such data and records are in Seller's possession and relate to the Assets. With Seller's permission, Buyers may photocopy such records at their sole expense. Buyers shall keep confidential all information made available to Buyers until the later of the Closing Date or the Effective Date; provided, however, these confidential provisions shall continue in full force and effect for two years after the Closing Date in the event that this Agreement expires or is terminated by either party. Any confidentiality agreement previously executed by Seller and Buyers with respect to information about the Assets will continue in force until the later of the Closing Date or the Effective Date, and for as long thereafter as provided in the confidentiality agreement. Buyers shall take all reasonable steps necessary to ensure that Buyers' authorized representatives comply with the provisions of this Section 5.1 and any confidentiality agreement in effect.

  5.2 Inspection. Before Closing or termination of this Agreement, Seller will permit each Buyer and its representatives, at their sole risk and expense, to conduct reasonable inspections of the Assets to be transferred to such Buyer, at times approved by Seller. Each Buyer shall repair any damage to the Assets inspected by such Buyer resulting from its inspection and shall indemnify, defend and hold Seller harmless from and against any and all losses, damages, obligations, claims, liabilities, expenses (including court costs and attorney's fees), or causes of action arising from Buyer's inspecting and observing the Assets, including, without limitation, claims for personal injuries or death of employees of the inspecting Buyer, its contractors, agents, consultants and repre sentatives, and property damages, regardless of whether such claims are caused by the concurrent negligence of Seller or the condition of the Assets inspected by such Buyer.

 5.3 Casualty Losses.

      5.3.1 Notice of Casualty Losses. If, prior to the Closing Date, all or part of the Assets are physically damaged or destroyed by fire, flood, storm or other casualty ("CASUALTY LOSS"), Seller must promptly notify the Buyer of the affected Assets in writing of the nature and extent of the Casualty Loss and Seller's good faith estimate of the cost required to repair or replace that portion of the Assets affected by the Casualty Loss.

      5.3.2 Adjustments to Cash Consideration for Casualty Losses. With respect to each Casualty Loss to the Assets, the Buyer of the affected Assets will have the following rights.

      (i) Subject to the following sentence, if Seller in its good faith judgment concludes that the cost to repair or replace the portion of the Assets affected by the Casualty Loss is less than $750,000, then the Cash Consideration will be adjusted downward by such cost of the Casualty Loss and the parties will proceed with Closing. The affected Buyer may disagree with such determination by Seller if such Buyer determines in its good faith commercially reasonable judgment that Seller's determination is materially incorrect. In such event Seller and such Buyer will negotiate in good faith to promptly reconcile the amount of such repair or replacement costs, and if the parties agree that such amount is less than $750,000, then the cash consideration will be adjusted downward by the agreed cost of the Casualty Loss and the parties will proceed to the Closing. If the parties cannot agree within five business days after Buyer informs Seller of its disagreement, then the parties will proceed with the procedures set forth in Section 5.3.2(ii).

       (ii) If Seller and the affected Buyer are unable to agree on the cost to repair or replace the portion of the Assets affected by the Casualty Loss, then the parties shall submit the issue to arbitration, as provided for in Section 9.13, and if the arbitration derived cost of the Casualty Loss is less than $750,000, then the Cash Consideration will be adjusted by such arbitration derived cost and the parties shall proceed with closing.

      (iii) If as a result of any of the procedures set forth in clauses (i) and
            (ii) above, it shall be finally determined that a Casualty Loss shall be $750,000 or greater, then either Seller or the affected Buyer may terminate this Agreement, and neither party will have any further obligation to conclude the transfer of the Assets under this Agreement. Any such termination by one of the Buyers will not affect the purchase and sale obligations between Seller and the other Buyer hereunder. Any party exercising a right of termination under this
            Section 5.3.2(iii) must notify the other parties in writing on or before the Closing Date of its election to terminate this Agreement.

      5.3.3 Insurance Proceeds and Settlement Payments. In the event of a Casualty Loss, Seller will be entitled to retain (i) all insurance proceeds payable to Seller with respect to such Casualty Loss, and (ii) all sums paid to Seller by third parties by reason of the Casualty Loss.

  5.4 Hart-Scott-Rodino Act. The parties acknowledge that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and rules and regulations promulgated pursuant thereto, with respect to the transactions contemplated by this Agreement, has been terminated.

                ARTICLE 6.  CLOSING AND POST-CLOSING OBLIGATIONS

  6.1 Closing. If all of the conditions to Closing set forth in Section 6.2 have been fulfilled, the closing of the sale (the "CLOSING") shall take place at 10:00 a.m. on April 1, 1996, (the actual date on which Closing occurs being the "CLOSING DATE") at the offices of

Conoco, 600 N. Dairy Ashford, Houston, Texas, unless the parties agree in writing to another time or location. If all of the conditions to Closing set forth in Section 6.2 have not been fulfilled prior to April 1, 1996, then the Closing shall take place at 10:00 a.m. on such date which is two business days after the date on which such conditions are fulfilled, or on such date as the parties shall agree. Either party may terminate this Agreement if Closing does not occur by June 30, 1996, unless (i) the parties agree in writing to extend the Closing Date, (ii) some provision of this Agreement expressly provides for automatic extension of the Closing Date past June 30, 1996, or (iii) the failure to complete Closing by June 30, 1996 (or any other Closing Date on which the parties agree) is the result of a party's breach of its obligations under this Agreement, in which case only the non-breaching party will have the right to terminate this Agreement. Any termination of this Agreement by a non-breaching party due to another party's breach of its obligations under this Agreement will not be an election of remedies, and the non-breaching party will be entitled to seek all damages and remedies to which the non-breaching party may be entitled. It is intended that Closing of the sale of Assets to both Buyers will occur at the same time. IT IS SPECIFICALLY UNDERSTOOD AND AGREED THAT THE OBLIGATIONS OF CONOCO AND ENOGEX UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO CLOSING, ARE SEVERAL AND NOT JOINT.

 6.2 Conditions to Closing.

      6.2.1 Buyers' General Closing Conditions. Neither Buyer is obligated to close the transaction described in this Agreement, and will have the right to terminate this Agreement as to that portion of the Assets to be transferred to such Buyer, unless each of the following closing conditions is satisfied, any one or more of which the affected Buyer may waive in whole or part:

            (i) Seller's Representations and Warranties. As of the Closing Date, all representations and warranties of Seller are true and correct and are not misleading in any material respect.

           (ii) Performance of Seller's Obligations. Seller has performed all material obligations Seller is required to perform under this Agreement on or before the Closing Date.

          (iii) Compliance with Law and Agreements. As of the Closing Date, (a) Seller is in material compliance with all applicable laws, rules, and regulations of federal, state and local authorities in connection with Seller's ownership and operation of the Assets the Seller is transferring to such Buyer; and (b) Seller is in material compliance with all of its obligations under the Contracts, Permits, Right-of-Way agreements and any other permits, contracts and agreements relating to the Assets such

                 Buyer is to receive under this Agreement.

            (iv) Material Contracts and Materials Rights of Way. As of the
                 Closing Date, Seller shall have obtained all consents required by Section 3.2.1 to the assignment of the Material Contracts and Material Rights of Way to the Buyers.

      6.2.2 Seller's General Closing Conditions. Seller is not obligated to close the transaction described in this Agreement, and will have the right to terminate this Agreement as to that portion of the Assets to be transferred to the either of the respective Buyers, unless each of the following closing conditions is satisfied, any one or more of which Seller may waive in whole or part:

            (i) Buyers' Representations and Warranties. As of the Closing Date, all representations and warranties of Buyers are true and correct and are not misleading in any material respect.

           (ii) Performance of Buyers' Obligations. Buyers have performed all material obligations Buyers are required to perform with respect to the Assets to be transferred to such Buyer under this Agreement on or before the Closing Date.

          (iii) Simultaneous Closings. Each of the closings with Enogex and Conoco will occur simultaneously (provided, however, that Seller may, in its sole discretion, waive this condition and proceed with only one of the closings if other conditions still remain pending for the other closing).

      6.2.3 Mutual Closing Conditions. Neither Seller nor Buyers is obligated to close the transaction described in this Agreement, and Seller or either Buyer may terminate this Agreement as to that portion of the Assets to be transferred to such Buyer, unless each of the following closing conditions is satisfied, any one or more of which the parties may waive in whole or part by mutual agreement:

            (i) Legal Proceedings. There are no material suits or other proceedings pending or threatened before any court or governmental agency seeking to restrain or prohibit the transaction contemplated by this Agreement, or seeking substantial damages in connection with this transaction, and there is no reasonable basis for any such suit or proceeding.

           (ii) No Violations. Closing shall not violate any order or decree of any court or governmental body having competent jurisdiction.

      6.2.4 Notice of Termination. Any party exercising a right of termination under this

Section 6.2 must notify the other parties in writing on or before the Closing Date of its election to terminate this Agreement. If any party terminates this Agreement pursuant to its termination rights in this Section 6.2, neither Seller nor the affected Buyer will have any further rights or obligations under this Agreement as to that portion of the Assets to have been transferred to such Buyer, except as provided in Section 6.1 with respect to termination of this Agreement due to a party's breach of its obligations under this Agreement.

  6.3 Closing Obligations. At Closing, the following events will occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others.

      6.3.1 Payment of Cash Consideration. Buyers will pay Seller their respective shares of the Cash Consideration, adjusted as provided in Section 2.2 of this Agreement, by wire transfer.

      6.3.2 Execution and Delivery of Closing Documents. Seller and Buyers will execute, acknowledge, and deliver the following closing documents.

            (i) Seller will execute, acknowledge and deliver to Conoco an Assignment, Assumption and Bill of Sale (in sufficient counterparts for recording) transferring Seller's interest in the Texas Assets to Conoco or its designee and pursuant to which Conoco agrees to unconditionally and irrevocably assume, pay, perform and discharge the Buyer's Assumed Obligations (as defined in Section 8.2). The Assignment and Bill of Sale will be in the form set forth in Exhibit B-1.

           (ii) Seller will execute, acknowledge and deliver to Enogex an Assignment, Assumption and Bill of Sale (in sufficient counterparts for recording) transferring Sellers's interest in the Oklahoma Assets to Enogex or its designee and pursuant to which Enogex agrees unconditionally and irrevocably to assume, pay, perform and discharge the Buyer's Assumed Obligations (as defined in Section 8.2). The Assignment and Bill of Sale will be in the form set forth in Exhibit B-2.

          (iii) Seller will execute and deliver to each Buyer a Non-Foreign Affidavit in the form set forth in Exhibit C.

           (iv) Seller will procure and deliver to each Buyer a Parent Company Guaranty from Zapata Corporation, which shall provide a guaranty of all obligations of Seller under this Agreement, including but not limited to post-Closing accounting adjustments and indemnification. The Parent Company Guaranty will be in the form set forth in Exhibit "D".

            (v) Enogex will procure and deliver to Seller a Parent Company Guaranty from Enogex Inc., which shall provide a guaranty of all obligations of Enogex under this Agreement, including but not limited to post-closing accounting adjustments and indemnifications. The Parent Company Guaranty will be in the form set forth in Exhibit "E".

           (vi) Seller and Buyers will execute and deliver any other documents and instruments necessary to consummate the transactions contemplated by this Agreement.

 6.4 Post-Closing Obligations.

      6.4.1 Recording Transfer Documents. Each Buyer, within thirty (30) days after Closing, will record the Assignment, Assumption and Bill of Sale and all other instruments that must be recorded to effectuate the transfer of the Assets the Seller is transferring to such Buyer and assumption of Buyer's Assumed obligation. All costs of recording and filing these documents will be the responsibility of the Buyer acquiring the relevant Assets.

      6.4.2 Files and Records. No later than 60 days after Closing, Seller will deliver to each Buyer (at a location designated by such Buyer) the originals or legible copies of the Seller Plant Records relating to the Assets, other than those Seller Plant Records located at the Plant Facilities, the Seller is transferring to such Buyer. Thereafter, Seller will forward to the affected Buyer any other correspondence, documents and other information Seller receives relating to the Assets the Seller transfers to such Buyer. If Seller retains any original Seller Plant Records, the Buyer of the relevant Assets will have the right to review those original Seller Plant Records during normal business hours. Seller will have the right to destroy any Seller Plant Records it retains in accordance with its usual and customary records retention policies. Nothing herein shall be deemed to require the Buyer to maintain or refrain from disposing of any books and records transferred pursuant to this Agreement for any period of time after the Closing Date. However, if Buyer desires to dispose of any such books or records within five (5) years of the Closing Date, Buyer agrees to give Seller notice of such intention and the opportunity to retain such books and records, at Seller's expense.

      6.4.3 Further Assurances. Seller and Buyers agree to execute and deliver from time to time such further instruments and do such other acts as may be reasonably necessary to effectuate the purposes of this Agreement.

             ARTICLE 7.  INVENTORIES, REVENUES, EXPENSES AND TAXES

  7.1 Accounting for Hydrocarbons Inventories. The Seller Inventories will be gauged and measured as of 7:00 a.m. CDT on the Effective Date. Each Buyer will purchase the Seller Inventories, relative to the portion of the Assets being transferred to such Buyer, from Seller as provided in Section 2.2.2(i).

  7.2 Expenses. Seller will be responsible for the payment of all operating expenses and capital expenditures related to the Assets the Seller transfers under this Agreement and attributable to the period prior to the Effective Date. Each Buyer will be responsible for the payment of all operating expenses and capital expenditures related to the Assets such Buyer receives attributable to the period on and after the Effective Date. Any party that pays any expenses that are the responsibility of another party will be reimbursed for those expenses as provided in Sections 2.2 and 2.3 of this Agreement.

 7.3 Taxes and Incidental Expenses.

     7.3.1 Ad Valorem, Real Property and Personal Property Taxes. Ad valorem, real property, personal property and similar obligations on the Assets the Seller transfers under this Agreement are the obligation of Seller for periods before the Effective Date and are the obligation of the affected Buyer for periods after the Effective Date. All such taxes will be prorated as of the Effective Date and accounted for as a closing adjustment to the Cash Consideration, as provided in Section 2.2 of this Agreement.

     7.3.2 Income Taxes. Each party shall be responsible for its own state income and federal income taxes, if any, as may result from this transaction.

     7.3.3 Sales and Use Taxes. Each Buyer will be responsible for all sales, use and similar taxes applicable to the transfer of the Assets it receives. If Seller is required to pay such sales, use and similar taxes on behalf of either Buyer, such Buyer will reimburse Seller at Closing for all such sales, use and similar taxes.

     7.3.4 Franchise Taxes. Seller will be responsible for any franchise taxes assessed, based on the Seller's ownership of the Assets before the Effective Date. Each Buyer will be responsible for any franchise taxes assessed, based on such Buyer's ownership of the Assets after the Effective Date.

     7.3.5 Incidental Expenses. Each party shall bear its own respective expenses incurred in connection with the negotiation and Closing of this transaction, including its own consultants' fees, attorneys' fees, accountants' fees, and other similar costs and expenses.

ARTICLE 8.  RETAINED AND ASSUMED RIGHTS AND OBLIGATIONS

  8.1 Buyers' Rights After Closing. Upon and after Closing, Buyers will receive and assume their respective portion of all of Seller's right, title and interest to the Assets, as of the Effective Date.

  8.2  Buyers' Obligations After Closing.  Upon and after Closing, subject to
Section 8.3, each Buyer will unconditionally and irrevocably assume, pay, perform and discharge all of the liabilities, obligations and duties arising on and after the Effective Date with respect to the ownership or operation of the Assets it receives (collectively, the "BUYER'S ASSUMED OBLIGATIONS"). Subject to Section 8.3, the Buyer's Assumed Obligations include without limitation:

       8.2.1 All performance obligations under the Contracts, Permits and Right-of-Way agreements the Buyer receives;

       8.2.2 All Claims (as defined in Section 8.4.1) arising from Buyer's ownership or operation of the Assets such Buyer receives; and

       8.2.3 All Claims related to Environmental Conditions arising from Buyer's ownership or operation of the Assets such Buyer receives. For purposes of this Agreement, "Environmental Condition" shall mean any condition which exists with respect to the Texas Assets, in the case of Conoco, or the Oklahoma Assets, in the case of Enogex, that (i) violates applicable environmental, land use, surface disturbance, or licensing rules, regulations, demands or orders of appropriate state or federal regulatory agencies, including, without limitation, failure to acquire any necessary air, water or noise permit, (ii) adversely affects the quality of the air, the groundwater, or the surface or subsurface of the ground, (iii) requires clean-up responses, and/or further assessment, control, remediation or compliance with respect to surface and/or subsurface pollution, and/or (iv) relates to the disposal in violation of any applicable environmental laws (onsite or offsite) of any hazardous substances, wastes, materials and products generated by, stored or used in connection with the Assets such Buyer receives under this Agreement. However, changes in environmental laws and regulations on or after the Effective Date shall not be the basis for an Environmental Condition, or any other Claim, for the purposes of this Agreement. In addition, any Claim or Claims relating to any matters set forth in the letter to Enogex dated January 16, 1996 from Roberts/Schornick & Associates, Inc., shall not be the basis for an Environmental Condition, or any other Claim, for purposes of this Agreement, it being agreed that Seller and Enogex have previously allocated the risk of such a Claim or Claims and reflected such allocation as a downward adjustment to the Cash Consideration for the Oklahoma Assets.

  8.3 Seller's Obligations After Closing. After Closing, Seller will unconditionally and irrevocably (to the extent set forth below) pay, perform and discharge the following liabilities, obligations and duties with respect to the ownership or operation of the Assets before the Effective Date which are set forth below (collectively, the "SELLER'S RETAINED OBLIGATIONS"):

       8.3.1 All performance obligations under the Permits and Right-of-Ways attributable to the period before the Effective Date, for which a written notice of claim for indemnity under this Article 8, including written notice of facts as to which an indemnifiable Claim is expected to be incurred, and which specifically cites this Agreement as a basis for indemnification, shall have been given to Seller by Buyer within one year after the Effective Date, provided however that such Claim has not already been satisfied pursuant to the adjustments set forth in Sections 2.2 or 2.3 (such obligation is referred to as a "Seller Retained Permit/Right of Way Obligation").

       8.3.2 All Claims arising out of Environmental Conditions to the extent caused by Seller's ownership and/or operation of the Assets before the Effective Date, for which a written notice of a claim for indemnity under this Article 8, including written notice of facts as to which an indemnifiable Claim is expected to be incurred, and which specifically cites this Agreement as a basis for indemnification, shall have been given to Seller by Buyer within three years after the Effective Date (such obligation is referred to as a "Seller Retained Environmental Obligation").

       8.3.3. All Claims arising out of any suits, claims or proceedings brought or asserted by a third party and which are alleged to have arisen or are attributable to the period prior to the Effective Date and for which a written notice of claim for indemnity under this Article 8, including written notice of facts as to which an indemnifiable Claim is expected to be incurred, and which specifically cites this Agreement as a basis for indemnification, shall have been given to Seller by Buyer within three years after the Effective Date (such obligations referred to herein as a "Seller Retained Third Party Claim Obligation").

       8.3.4. All performance obligations under the Contracts attributable to the period before the Effective Date, for which a written notice of claim for indemnity under this Article 8, including written notice of facts as to which an indemnifiable Claim is expected to be incurred, and which specifically cites this Agreement as a basis for indemnification, shall have been given to Seller by Buyer within five years after the Effective Date, provided however that such Claim has not already been satisfied pursuant to the adjustments set forth in Sections 2.2 or 2.3 (such obligation is referred to as a "Seller Retained Contract Obligation").

8.4  Indemnities.

     8.4.1 Definition of Claims. As used in this Agreement, the term "Claims" means any and all losses, liabilities, damages, obligations, expenses, fines, penalties, costs, claims, causes of action and judgments for: (i) breaches of contract; (ii) loss or damage to property, injury to or death of persons, and other tortious injury; (iii) liability assessments due to strict liability of which notice has been given by the relevant third party, and (iv) violations of which notice has been given by the relevant third party of published, binding and applicable laws, rules, regulations, orders or any other legal right or duty actionable at law or equity. The term "CLAIMS" also includes reasonable attorneys' fees and court costs resulting from the defense of any claim or cause of action within the scope of the indemnities in this Agreement.

     8.4.2 Application of Indemnities. All indemnities set forth in this Agreement extend to the officers, directors, employees and affiliates of the party indemnified. The indemnities set forth in this Agreement do not extend to any part of an indemnified Claim to the extent caused by the gross negligence, willful misconduct or fraud of the indemnified party or the result of the imposition of punitive damages on the indemnified party.

     8.4.3 Seller's Indemnity. To the extent that a Buyer is not otherwise reimbursed pursuant to indemnification provisions of Contracts or covenants and warranties (including warranties of title) by preceding owners, vendors or others, that have been conveyed, transferred and assigned to such Buyer in connection with this Agreement, Seller shall indemnify, defend and hold each Buyer harmless from and against any and all Claims caused by, resulting from or incidental to Seller's Retained Obligations described in Section 8.3 of this Agreement, to the extent such Claims relate to the portion of the Assets transferred to such Buyer.

     8.4.4 Buyer's Indemnity. Each Buyer shall indemnify, defend and hold Seller harmless from and against any and all Claims caused by, resulting from or incidental to such Buyer's Assumed Obligations set forth in Section 8.2 of this Agreement, to the extent such Claims relate to the portion of the Assets transferred to such Buyer.

     8.4.5 Notices and Defense of Claims. Each party shall immediately notify the other affected party of any Claim of which it becomes aware and for which it is entitled to indemnification from the other party under this Agreement. The indemnifying party shall be obligated to defend at the indemnifying party's sole expense any litigation or other administrative or adversarial proceeding against the indemnified party relating to any Claim for which the indemnifying party has agreed to indemnify and hold the indemnified party harmless under this Agreement.

However, the indemnified party shall have the right to participate with the indemnifying party in the defense of any such Claim at its own expense.

     8.4.6 Limitations. Each representation, warranty, covenant and agreement of indemnity contained in this Agreement shall survive the Closing for the relevant time period set forth in Section 8.2 or Section 8.3 to which such representation, warranty, covenant, or indemnity relates and the delivery of instruments of conveyance by the parties hereto shall not be deemed to have been superseded by the terms and conditions of the instruments delivered at the Closing.

     8.4.7 Limitation of Seller's Liability.

           (i) Notwithstanding anything to the contrary contained in this Agreement, after the Closing, the aggregate liability of the Seller to Enogex for any Claim, individually or in the aggregate with all other Claims of Enogex covered by this Agreement, for which indemnification is required by Seller pursuant to Section 8.4.3, shall be limited to one million dollars ($1,000,000). Enogex agrees to hold Seller harmless for any Claims greater than such amount.

          (ii) Notwithstanding anything to the contrary contained in this Agreement, after the Closing, the aggregate liability of the Seller to Conoco for any Claim, individually or in the aggregate with all other Claims of Conoco covered by this Agreement, for which indemnification is required by Seller pursuant to Section 8.4.3, shall be limited to an aggregate of six million dollars ($6,000,000) which shall be apportioned as follows: (i) two million dollars ($2,000,000) for all Claims up to an aggregate of $2,000,000 so that Seller's liability shall be for 100% of such Claims (subject to Section 8.4.7(iii) hereof), and (ii) after the utilization of such $2,000,000 amount set forth in the preceding clause (i), four million dollars ($4,000,000) so that for all Claims greater than $2,000,000 in the aggregate, and less than seven million, three hundred and thirty-three thousand and three hundred and thirty three dollars ($7,333,333) in the aggregate, Seller's liability shall be for 75% of such Claims. In no event shall Seller have any liability to Conoco for any Claims in the aggregate greater than $7,333,333 or which would cause Seller to provide indemnification to Conoco in the aggregate for greater than $6,000,000. Conoco agrees to hold Seller harmless for Claims greater than such amount.

           (iii) Each Buyer is entitled to indemnification pursuant to this Agreement only to the extent that the amount of any Claim, individually or in the aggregate with all other Claims of such Buyer covered by this Agreement

           (i) is not a Buyer Assumed Obligation and (ii) exceeds the following amounts:

               a) In the event of a Seller Retained Permit/Right of Way
                  Obligation, $25,000;

               b) In the event of a Seller Retained Environmental Obligation,
                  $100,000;

               c) In the event of a Seller Retained Third Party Claim
                  Obligation, $50,000; and

               d) In the event of a Seller Retained Contract Obligation,
                  $50,000.

     8.4.8 Limitation of Buyer's Liability.

           (i) Notwithstanding anything to the contrary contained in this Agreement, after the Closing, the aggregate liability of each Buyer for any Claim, individually or in the aggregate with all other Claims covered by this Agreement, for which indemnification is required by a Buyer pursuant to Section 8.4.4, shall be limited to, with respect to each Buyer, (i) Buyer's Assumed Obligations, the aggregate amount of the Buyer's Assumed Obligations for such Buyer, and (ii) with respect to such Buyer's representations under Article 3 of this Agreement, one million dollars ($1,000,000).

          (ii) The Seller is entitled to indemnification pursuant to this Agreement only to the extent that the amount of any Claim, individually or in the aggregate with all other Claims covered by this Agreement, exceeds $75,000 and is not a Seller's Retained Obligation. In such event, the Seller shall be entitled to recover the full amount of such Claim in excess of $75,000.

     8.4.9 Limitation on Claims. No party to this Agreement shall make a claim against another party to this Agreement except pursuant to, and subject to the limitations contained in, this Section 8.4.

     8.4.10 Inconsistent Provisions. The provisions of this Section 8.4 shall govern and control over any inconsistent provisions of this Agreement.


                      ARTICLE 9.  MISCELLANEOUS PROVISIONS

  9.1 Interim Operations of Seller Plants. From the date of this Agreement until the Closing

Date, and for any additional period on which the relevant parties may agree, Seller will continue to operate the Assets in accordance with the Interim Operating Agreements between each Buyer and Seller to be executed and delivered contemporaneously with this Agreement. The Interim Operating Agreements are attached to this Agreement as Exhibit F-1 and F-2.

  9.2 Employees. Prior to Closing, each Buyer may interview, investigate and review the personnel records of Seller employees employed directly in the operation of the Assets such Buyer is acquiring. Each Buyer at its sole discretion may offer employment to those Seller employees it wishes to hire in connection with such Buyer's operation of the Assets after Closing. However, neither Buyer will have any obligation to offer employment to any Seller employees, and Seller will have no obligation to make recommendation as to which Seller employees either Buyer should or should not consider employing.

  9.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by certified mail (postage prepaid, return receipt requested) or prepaid Federal Express (return receipt requested) to the respective parties as follows:

           Conoco                               Seller
           ------                              --------

Pre-Closing                            Pre-Closing and Post Closing
- -----------                            ----------------------------
Conoco Inc.                            Cimarron Gas Holding Company
600 North Dairy Ashford  (77079)       c/o Zapata Corporation
P. O. Box 2197                         1717 St. James Place, Suite 550
Houston, Texas  77252                  Houston, Texas 77056
Attn:  NGGP                            Attn:  General Counsel
       Director,                       Fax: (713) 940-6122
       Business Development
Fax:  (713) 293-5387                   with courtesy copy (which shall not
                                        constitute notice) to:

Post-Closing
- ------------
                                       Gene Lewis, Esq.
Conoco Inc.                            Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
600 North Dairy Ashford (77079)        3400 Texas Commerce Tower
P. O. Box 2197                         Houston, Texas  77002
Houston, Texas  77252                  Fax: (713) 223-3717
Attn:  NGGP
       General Manager, Operations
       and Engineering
Fax: (713) 293-5387


        Enogex
        ------

Pre-Closing                      Post-Closing
- -----------                      ------------
Enogex Products Corporation      Enogex Products Corporation
600 Central Park Two             600 Central Park Two
515 Central Park Drive           515 Central Park Drive
Oklahoma City, Oklahoma 73105    Oklahoma City, Oklahoma 73105
Attn.:  Roger A. Farrell         Attn.: Director of Gas Processing
Fax: (405) 558-4618              Fax: (405) 557-5258

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

  9.4 Public Announcements. Neither party to the transfer of the Texas Assets or to the Oklahoma Assets, respectively, may make press releases or other public announcements concerning the relevant portion of this transaction, without the other affected party's prior approval and agreement to the form of the announcement, except as may be required by applicable laws or rules and regulation of any governmental agency or stock exchange.

  9.5 Exhibits. The Exhibits attached to this Agreement are incorporated into and made a part of this Agreement. In the event of a conflict between the provisions of the Exhibits or the executed Closing documents and the foregoing provisions of this Agreement, the provisions of this Agreement shall take precedence. In the event of a conflict between the provisions of the pro forma Closing documents attached to this Agreement as Exhibits and the Closing documents actually executed by the parties, the provisions of the executed Closing documents shall take precedence. The omission of certain provisions of this Agreement from the Closing documents does not constitute a conflict between this Agreement and the Closing documents and will not effect a merger of the omitted provisions.

  9.6 Integration and Amendment. This Agreement represents the entire agreement between the parties, superseding all prior negotiations, and may not be amended or modified except by written agreement between duly authorized representatives of the parties.

  9.7 Successors and Assigns. This Agreement binds and inures to the benefit of the parties hereto their respective permitted successors and assigns, and nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights, or remedies. Neither this Agreement, the agreements contemplated hereby nor any of the rights, interests and obligations hereunder or thereunder shall be assigned by any of the parties hereto without the prior written consent of the other affected party.

  9.8 Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision will be deemed modified to the extent necessary to make it valid and enforceable and if it cannot be so modified, it shall be deemed deleted and the remainder of the Agreement shall continue and remain in full force and effect.

  9.9 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one document.

  9.10 Governing Law. This Agreement shall be governed by the laws of the State of Texas as to the sale of the Texas Assets and by the laws of Oklahoma as to the sale of the Oklahoma Assets, excluding any provision of Texas or Oklahoma law that would apply the law of another jurisdiction.

  9.11 Bulk Sales Waiver. All parties hereto waive any and all compliance by any party with the requirements of any bulk sales act concerning or relating to the transactions contemplated by this Agreement.

  9.12 Trident NGL Agreement. Pursuant to Section 11.7 of the Purchase and Sale Agreement dated January 13, 1993 (the "TRIDENT NGL AGREEMENT") by and between Trident NGL, Inc., as seller, and Cimarron Gas Holding Company, as buyer, the Seller hereby, to the extent permitted by the Trident NGL Agreement, makes those Oklahoma Assets which were assets purchased by Seller pursuant to the Trident NGL Agreement subject to the indemnity provisions set forth in
Article IV and V of the Trident NGL Agreement.

 9.13  Arbitration.

          (i) All disputes, differences or questions arising out of or relating to this Agreement (including, without limitation, those as to the validity, interpretation, breach, violation or termination hereof) shall, at the written request of any party hereto, be finally determined and settled pursuant to binding arbitration in Houston, Texas, by three arbitrators, one to be appointed by Buyers, and one by Seller, and a neutral arbitrator to be appointed by such two appointed arbitrators. The neutral arbitrator shall be an attorney and shall act as chairman. Should (a) either party fail to appoint an arbitrator as hereinabove contemplated within ten
              (10) days after the party not requesting arbitration has received such written request, or (b) the two arbitrators appointed by or on behalf of the parties as contemplated by this Section 9.13 fail to appoint a neutral arbitrator as hereinabove contemplated within ten (10) days after the date of the appointment of the last arbitrator appointed, then any person sitting as a Judge of the United States

               District Court for the Southern District of Texas, Houston Division, upon application of Seller or of Buyer, shall appoint an arbitrator to fill such position with the same force and effect as though such arbitrator had been appointed as hereinabove contemplated.

          (ii) The arbitration proceeding shall be conducted in Houston, Texas, in accordance with the Rules of the American Arbitration Association. A determination, award or other action shall be considered the valid action of the arbitrators if supported by the affirmative vote of two or three of the three arbitrators. The costs of arbitration (exclusive of attending the arbitration, and of the fees and expenses of legal counsel to such party, all of which shall be borne by such party) shall be shared equally by Buyers and Seller. The arbitration award shall be final and conclusive and shall receive recognition, and judgment upon such award may be entered and enforced in any court of competent jurisdiction.

                        ARTICLE 10.  EMPLOYMENT MATTERS

  10.1 Employment. The full-time and part-time employees of Seller and its subsidiaries, whether currently employed, or employed between the date hereof and the Closing Date, are collectively referred to as the "CIMARRON EMPLOYEES". As soon as reasonably practicable after the date of this Agreement, each Buyer shall furnish Seller with a list of the names of each of the Cimarron Employees to whom Buyer reasonably expect to extend offers of employment on the Closing Date ("CONTINUING EMPLOYEES").

 10.2 Buyers' Responsibility for Cimarron Employees' Retirement and Other Benefits.

          (i) Buyers will cause to be provided pension, medical, 401(k) plan and other benefits to all Continuing Employees from and after the Closing Date to the same extent provided to similarly situated employees of Buyers.

         (ii) Seller will retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Cimarron Employee with respect to claims incurred by such employees or their covered dependents under any benefit plan and subject to the terms thereof prior to the Closing Date. Expenses and benefits with respect to claims incurred by Continuing Employees or their covered dependents on or after the Closing Date shall be the responsibility of Buyers, in accordance with the Buyers' plans. For purposes of this paragraph, a claim is deemed incurred when, in accordance with a Buyer's plans, the services that are the subject of the claim are performed; provided, however, that in the case of life insurance, a claim is deemed incurred when the death occurs and in the case of long-term disability benefits, when the disability occurs. With respect to each Cimarron Employee who is not a Continuing Employee or such employee's dependent, the Seller shall be responsible for health care continuation rights under Section 4980B of the federal tax code and Sections 601-609 of ERISA for those Cimarron Employees.

  10.3 No Third Party Beneficiaries. No provisions of this Article 10 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Seller in respect to continued employment or resumed employment with either the Buyers or Seller and no provision of this Article 10 shall create any such rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or Buyer with respect to any benefits that may be provided directly or indirectly in any benefit plan or other employee benefit plan or program.

          IN WITNESS WHEREOF, the authorized representatives of the Parties executed this Agreement on the date indicated in the opening paragraph of this Agreement.


CONOCO INC.          ENOGEX PRODUCTS CORPORATION

By:  /s/ James L. Rockwell                      By:  /s/ Roger A. Farrell
     ---------------------                           --------------------
     James L. Rockwell                               Roger A. Farrell
     Manager - Business & Strategic Development      Attorney in Fact
     Natural Gas & Gas Products


CIMARRON GAS HOLDING COMPANY

By:  /s/ Joseph L. von Rosenberg III
     -------------------------------
     Joseph L. von Rosenberg III
     Vice President